EXHIBIT C

TABLE OF SALES
OF LIQUIDATION WORLD, INC.

SALES

DATE	NUMBER OF SHARES	PRICE PER SHARE IN CANADIAN DOLLARS
March 2003 31 May 26 27	4,300 296,200 15,000	4.99 4.24 4.27

Sales effected in Canada